EXHIBIT 10.36

                                 PROMISSORY NOTE


      On August 26, 1998, International Holdings, Inc. (IHI), a Georgia corporation loaned Cardiac Control Systems, Inc. (CDCS), a Delaware corporation home based in Florida, $165,000 cash (the "Loan Amount"), in the form of a corporate check.

      CDCS and/or any surviving entity, agrees to repay IHI the Loan Amount on or before October 25, 1998. If CDCS has not repaid IHI the Loan Amount on or before October 25, 1998, but does so on or before November 12, 1998, in addition to repayment of the Loan Amount, CDCS agrees to pay Goodbody International, Inc. a $25,000 consulting fee (the "Consulting Fee").

      CDCS management promises that the proceeds of said loan will only be used for legal fees, filing fees, accounting fees and other fees relating to the IPO of Catheter Technology Group.

      As part of the penalty clause of this note, CDCS has issued four warrants to IHI, each giving IHI the right to purchase 50,000 shares of CDCS, Catheter Technology Group or any merged into company at $.01 per share.

      IHI agrees to cancel and return to CDCS the four 50,000 share warrants within ten days after receiving the repayment of the Loan Amount on or before October 25, 1998 or repayment of the Loan Amount and the Consulting Fee on or before November 12, 1998. However, if payment for both the Loan Amount and the Consulting Fee have not been received in the offices of IHI at One Buckhead Plaza, Suite 1750, 3060 Peachtree Road, NW, Atlanta, Georgia 30305, (404) 816-9967, or by wire transfer on or before 12:00 AM on November 12, 1998, an immediate penalty and interest fee of $2,500 at 12:01 AM on November 13, 1998 will be imposed, and such additional $2,500 fee will accrue and be imposed at 12:01 AM every 24 hours, until the Loan Amount and the Consulting Fee, plus all penalties and interest fees, have been paid in full. In addition, at 12:01 AM on November 13, 1998, if payment has not been received by IHI, the first of the four 50,000 share warrants will be deemed earned by IHI and not subject to return or cancellation. At 12:01 AM every 30 days thereafter, an additional 50,000 share warrant will be deemed issued and earned, if the note and all penalties have not been paid in full.

      If all principal, interest and penalties have not been paid in full by January 1, 1999, IHI will have the option to convert any/or all of these amounts into common stock of the CDCS, Catheter Technology Group, or any surviving entity at $.01 per share.

      I knowingly and willing agree to all parts of this note this 6th day of October, 1998.


                                    /s/ ALAN J. RABIN
                                        ---------------------------------
                                        Alan J. Rabin
                                        President and Chief Executive
                                        Officer